Exhibit 99.2

Rock Creek Pharmaceuticals Announces Clinical Update

SARASOTA, Fla., June 10, 2015 – Rock Creek Pharmaceuticals, Inc., (NASDAQ: RCPI), a drug development company focused on chronic inflammatory disease and neurologic disorders, announced today an update on its clinical and regulatory drug development activities.

Phase I Trial Update

The United Kingdom's Medicines and Healthcare Products Regulatory Agency (MHRA) approved in January 2015 a Clinical Trial Application (CTA) to commence a Phase I study of the Company's lead compound, Anatabine Citrate. The trial consists of three parts, with Part Two being optional. The objectives of Parts One and Two are to evaluate the safety, tolerability, and pharmacokinetic (PK) profiles of various modified and immediate release formulations of anatabine citrate in healthy adult subjects, and to identify an optimal formulation for multiple day dosing in Part Three. Exploratory pharmacodynamic (PD) outcome measures are also being assessed.

As previously announced, the Company completed recruitment and commenced human dosing for the study by March 1, 2015.  As of June 1, 2015, Part One of the Phase I study is complete, and the Company announces that there were no reports of serious adverse events (AEs) or AEs leading to study withdrawal. Further, there were no safety concerns raised by the Company’s UK contract research organization or its UK based trial medical monitor.

The Company now expects to conduct an abbreviated Part Two of the study primarily to evaluate the effects of food on PK parameters. Dosing in Part Two is expected to commence and be completed within the third quarter 2015.

Subsequently, the Company expects to conduct Part Three of the study comprised of a double-blind, placebo-controlled, seven-day multiple dose study of the optimal formulation in healthy subjects and is targeting study completion and generating preliminary results in the third quarter 2015.  It is anticipated that follow up data management and analysis will be completed during the fourth quarter 2015. As per the trial design, outcome measures will focus primarily on overall safety and tolerability with secondary measures focusing on standard PK parameters and also PD assessment, specifically measuring the impact of the drug on inflammatory processes.

New Zealand Study

As previously announced, the Company completed its New Zealand study of the Company’s nutritional supplement variant of Anatabine Citrate. In December 2014, the Company received a New Zealand Ministry of Health Ethics Committee approval to conduct a single-site, single dose, open-label human study, entitled “Determination of the Blood Pharmacodynamic Effects following a Single Dose of Oral Anatabine Citrate in Normal, Healthy Volunteers.” The primary outcome measure of the study was a pharmacodynamic assessment of whether a single dose of orally administered anatabine citrate can acutely attenuate expression and/or production of pro-inflammatory mediators in human white blood cells, thus creating an anti-inflammatory effect. Follow up analysis is complete and the Company is expecting to provide a formal report in the third quarter.

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ Anatabine Citrate is a small molecule, cholinergic agonist which exhibits anti-inflammatory pharmacological characteristics, distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatories. The Company has sponsored extensive pre-clinical (in vitro and in vivo) studies resulting in peer reviewed and published scientific journal articles, covering models of Multiple Sclerosis, Alzheimer's Disease, and Auto-Immune Thyroiditis. All these studies demonstrated the anti-inflammatory effects of Anatabine Citrate. In addition, the Company's compilation of human exposure, safety and tolerability data, derived primarily from human clinical studies and post-marketing data collection of the previously marketed nutraceutical product, has provided important insights for clinical development.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic inflammatory disease, neurologic disorders and behavioral health.

For more information, visit: http://www.rockcreekpharmaceuticals.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, failure to obtain sufficient capital resources to fund our development program and operations, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our significant payables, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, pending litigation matters, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Stephanie Carrington

Investors

Integrated Corporate Relations, Inc. (ICR): Redefining Strategic Communications

685 Third Avenue, 2nd Floor,

New York, NY 10017

(646) 277-1282

stephanie.carrington@icrinc.com

Ted Jenkins
Vice President, Corporate Strategy and Development,

Rock Creek Pharmaceuticals

2040 Whitfield Avenue, Suite 300

Sarasota, FL 34243

Direct: 941-251-0488
tjenkins@rockcreekpharmaceuticals.com